Exhibit 10.1

REDEMPTION AGREEMENT
by and among
OMAM (HFL) INC.,
a Delaware corporation,

HEITMAN LLC,
a Delaware limited liability company,

and, for the limited purposes set forth herein,
OMAM INC.,
a Delaware corporation

November 17, 2017

Table of Contents

Page

ARTICLE I.	DEFINITIONS 2

Section 1.01	Defined Terms 2

ARTICLE II.	SALE AND REDEMPTION 9

Section 2.01	Sale and Redemption of Seller’s Company Interest 9

Section 2.02	Purchase Price; Payments; Set Off Right; Withholding; Transfer Taxes 9

ARTICLE III.	CLOSING 11

Section 3.01	The Closing 11

Section 3.02	Closing Obligations 12

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF SELLER 12

Section 4.01	Organization and Good Standing; Authority and Enforceability 12

Section 4.02	Capitalization; Title to the Seller’s Company Interest 13

Section 4.03	Absence of Conflicts 13

Section 4.04	Broker’s or Finder’s Fees 14

Section 4.05	Independent Investigation; No Other Representations or Warranties 14

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF SELLER’S PARENT 14

Section 5.01	Organization and Good Standing; Authority and Enforceability 14

Section 5.02	Absence of Conflicts 15

ARTICLE VI.	REPRESENTATIONS AND WARRANTIES OF COMPANY 15

Section 6.01	Organization and Good Standing; Authority and Enforceability 15

Section 6.02	Absence of Conflicts 16

Section 6.03	Brokers or Finder’s Fees 16

Section 6.04	Independent Investigation; No Other Representations or Warranties 16

ARTICLE VII.	COVENANTS 16

Section 7.01	Interim Operation of Business 16

Section 7.02	Commercially Reasonable Efforts 17

Section 7.03	Publicity 18

Section 7.04	Post-Closing Access to Records 19

Section 7.05	Pre-Closing Company Distributions 19

Section 7.06	Post-Closing Sale of Company 19

Section 7.07	Post-Closing Ownership of Seller OM Equity Subsidiaries 20

Section 7.08	Former Directors and Officers of Sellers 20

Section 7.09	Mutual Releases 21

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Table of Contents
(continued)
Page

Section 7.10	Further Actions 22

Section 7.11	Certain Tax Matters 22

ARTICLE VIII.	CONDITIONS PRECEDENT TO THE OBLIGATION OF COMPANY AND SELLER TO CLOSE 22

Section 8.01	Mutual Conditions 22

Section 8.02	Conditions to Company’s Obligation To Close 23

Section 8.03	Conditions to Seller’s Obligation To Close 23

ARTICLE IX.	TERMINATION 24

Section 9.01	Company’s Remedies for Defaults of Seller and Seller’s Parent 24

Section 9.02	Seller’s Remedies for Defaults of Company 24

Section 9.03	Termination 25

Section 9.04	Effect of Termination 26

ARTICLE X.	MISCELLANEOUS 26

Section 10.01	Notice 26

Section 10.02	Entire Agreement 27

Section 10.03	Not Construed Against Drafter 27

Section 10.04	Binding Effect; Benefits; No Third-Party Beneficiaries 27

Section 10.05	Assignment 28

Section 10.06	Remedies 28

Section 10.07	Expenses 28

Section 10.08	Governing Law 28

Section 10.09	Amendments and Waivers 29

Section 10.10	Severability 29

Section 10.11	Jurisdiction and Venue; Waiver of Jury Trial 29

Section 10.12	Construction 29

Section 10.13	Counterparts 30

ii

SCHEDULE
Schedule 7.06        Seller OM Equity Subsidiaries
EXHIBITS
Exhibit A        Assignment and Assumption of Interest Agreement

REDEMPTION AGREEMENT
THIS REDEMPTION AGREEMENT (this “Agreement”) is dated as of November 17, 2017 by and among OMAM (HFL) INC., a Delaware corporation (“Seller”), HEITMAN LLC, a Delaware limited liability company (“Company”), and, for the limited purposes set forth herein, OMAM Inc., a Delaware corporation (“Seller’s Parent”).
RECITALS
WHEREAS, Company is a holding company whose subsidiaries provide, among other things, investment advisory and portfolio management services in the real estate industry;
WHEREAS, Seller is the sole Class B member and the manager of Company (all such Class B membership interest, “Seller’s Company Interest”);
WHEREAS, Seller’s Parent is the sole shareholder of Seller;
WHEREAS, KE I LLC, a Delaware limited liability company (“Other Member”), is the sole Class A member of Company; and
WHEREAS, upon the terms and subject to conditions set forth herein, Seller desires to sell, transfer, convey, assign and deliver to Company, and Company desires to repurchase, redeem and accept from Seller, all of the Seller’s Company Interest (the ”Redemption”);
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
Article I.
DEFINITIONS
Section 1.01    Defined Terms. As used herein, the following capitalized terms shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; provided, however, that for purposes of this Agreement Seller and its Affiliates (other than the Company and its controlled Affiliates) shall not be deemed to be “Affiliates” of Company, and Company and its controlled Affiliates shall not be deemed to be “Affiliates” of Seller or Seller’s Parent. The term “control” as used herein (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the ability (a) to vote twenty-five percent (25%) or more of the outstanding voting securities of or voting interests in a Person or (b) otherwise to direct the management policies of such Person, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Documents” means the agreements, certificates, documents or other instruments executed by one or more of the Seller and Company and delivered pursuant to this Agreement.
“Applicable Indirect Shareholders” means OM Asset Management plc and its direct and indirect subsidiaries that are direct or indirect shareholders of Seller’s Parent.
“Breaching Party” has the meaning set forth in Section 10.06.
“Business Day” means any day other than a Saturday, Sunday or a holiday on which national banking associations in Chicago, Illinois or Boston, Massachusetts are closed or are authorized or required to close.
“Charter Documents” means, (a) with respect to any Person that is a corporation, the certificate of incorporation and bylaws of such Person, (b) with respect to any Person that is a limited liability company, the certificate of formation and operating or limited liability company agreement of such Person, and (c) with respect to any Person that is a partnership, the certificate of partnership and partnership agreement of such Person.
“Client” means, with respect to any Affiliate of Company, any client of such Person (including any commingled fund sponsored by such Affiliate).
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01(a).
“Closing Payment” has the meaning set forth in Section 2.02(a)(i).
“Code” means the United States Internal Revenue Code of 1986 and the regulations issued thereunder, as amended.
“Company” has the meaning set forth in the preamble hereto.
“Company Indemnified Parties” has the meaning set forth in Section 3.01(b).
“Company Management Agreement” means the Second Amended and Restated Management Agreement by and among Company, Seller, Seller’s Parent and Principal, dated as of December 26, 2013, as the same may be modified by the Letter of Understanding.
“Company Operating Agreement” means the Third Amended and Restated Limited Liability Company Operating Agreement of Company by and between Seller and Other Member, dated as of July 1, 2001, as amended by that certain first amendment thereto dated as of March 18, 2003, that certain second amendment thereto dated as of July 15, 2010, that certain third amendment thereto dated as of April 15, 2013, that certain fourth amendment thereto dated as of May 2, 2013, that certain fifth amendment thereto dated as of April 2014 and effective as of December 26, 2013 and that certain sixth amendment thereto dated as of June 15, 2016 and effective as of December 26, 2013, as the same may be modified by the Company Management Agreement or the Letter of Understanding. For the avoidance of doubt, all references to the “Company Operating Agreement”

shall mean the “Company Operating Agreement” as in effect on the date hereof and as amended by the Side Agreement but without giving effect to any other amendment, supplement, modification or restatement thereof.
“Company Released Parties” has the meaning set forth in Section 7.09(a).
“Company Releasor” has the meaning set forth in Section 7.09(b).
“Comparable Seller Proceeds” means an amount equal to the Seller Enterprise Value multiplied by the Sale Participation Percentage.
“Competitor” means a real estate investment management firm, which includes any investment management firm for which ten percent (10%) or more of its assets under management consist of real estate; provided that in no event shall Landmark Partners LLC or any other similarly situated investment manager (i.e., an investment manager, the primary business of which is making secondary investments) be deemed a “Competitor”.
“Consent” means any approval, consent, ratification, notice, waiver or other authorization.
“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, indenture, mortgage, note, bond, or other instrument or consensual obligation that is legally binding.
“Debt Financing” has the meaning set forth in Section 8.02(d).
“Debt Financing Documentation Date” means the date on which Company certifies in writing to Seller that Company and a lender determined by Company in its sole discretion have agreed upon definitive documentation, subject to non material changes necessary, proper or desirable in connection with the execution of agreements, certificates, documents or other instruments ancillary to such definitive documentation, whereby such lender agrees, subject to commercially reasonable conditions, to provide the Debt Financing.
“Distributable Profits” means, for a particular period, an amount equal to the aggregate amount of (a) all Operating Income, plus (b) all other distributions to which Seller and Other Member are entitled under the Company Operating Agreement, in each case of clauses (a) and (b), with respect to such particular period as determined consistently with past practices of the Parties pursuant to the Second Amended and Restated Distributions and Allocations Exhibit to the Company Operating Agreement.  For the avoidance of doubt, the Parties acknowledge that Distributable Profits shall not include any adjustments in case of a failure of Seller’s Parent or another OM Group Entity (as defined in the Letter of Understanding) to commit capital under section 5 of the Letter of Understanding.
“Exempted Transferee” means a (a) member (as of the date hereof), employee, officer or manager of Company, Other Member or any of their respective subsidiaries, or any spouse, former spouse, ancestor, sibling, sibling’s lineal descendant, sibling’s spouse, lineal descendant or lineal descendant’s spouse of any of the aforementioned individuals, or trust or estate planning entity established exclusively for the benefit of any or several of them, or, upon the death of any of them, any heir, executor, administrator, testamentary trustee, legatee or beneficiary of such deceased individual, or (b) a controlled Affiliate of Company or Other Member.
“Governmental Entity” means any governmental or quasi-governmental authority, agency, commission, self-regulatory organization, board or public authority.
“HFL Directors and Officers” means Principal, Lawrence Christensen, Anthony Stamato, Tom Turpin, Stuart Katz and Roger E. Smith.
“Independent Consideration” has the meaning set forth in Section 2.02(a)(iii).
“Independent Expert” has the meaning set forth in Section 3.01(b).
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Judgment” means any order, injunction, judgment, decree, consent decree, settlement agreement, ruling, writ, assessment, stipulation, determination, verdict, decisions or award of any Governmental Entity or arbitrator of competent jurisdiction, in each case whether preliminary or final.
“Law” means any federal, national, foreign, supranational, state, provincial, local or similar law, statute, treaty, rule, regulation, ordinance, code, Judgment, rule of law (including common law), or requirement enacted, promulgated or imposed by any Governmental Entity.
“Letter of Understanding” means the Letter of Understanding by and among Company, Seller, Seller’s Parent, Other Member and Principal, dated as of December 26, 2013, as amended by those certain first, second and third amendments thereto each dated as of December 26, 2013.
“Lien” means any lien, encumbrance, security interest, mortgage, deed of trust, pledge, hypothecation, security, option, right of first refusal, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement.
“Net Proceeds” means the aggregate cash proceeds plus the fair market value of any non-cash consideration (including any proportionate assumption (direct or indirect) of net corporate debt (i.e. debt less cash) of the Company and taking into account the Qualifying Transaction) received by the Company, Other Member or any Affiliate of Other Member in a Qualifying Transaction upon the closing thereof plus the value of any contingent consideration payable in such Qualifying Transaction, net of any out-of-pocket transaction costs and expenses incurred in connection therewith; provided that, for purposes of clarity, the calculation of Net Proceeds shall not include deductions to cash proceeds for any severance, change of control payments, stay bonuses, retention bonuses, transaction bonuses or other similar payments or bonuses that become payable to the members of Other Member or their respective Affiliates in connection with such Qualifying Transaction. For the avoidance of doubt, it is the intention of the parties to calculate Net Proceeds in a manner that reflects a Qualifying Transaction with respect to an unlevered Company without excess cash in a manner consistent with the transaction contemplated in this Agreement.
“Non-Breaching Party” has the meaning set forth in Section 10.06.
“OM Loan Matters” means any Contract relating to, and any claims, demands, liabilities, defenses, affirmative defenses, set-offs, counterclaims, actions and causes of action that any Person may have relating to, loans or other borrowings by a Company Released Party, as borrower, and any Seller Releasor, as lender.
“Omnibus Letter Agreements” means that certain letter agreement dated as of June 30, 2011, executed by, among others, Seller’s Parent and certain Affiliates of Seller’s Parent and Other Member, as amended by: (A) that certain letter agreement dated September 30, 2011, executed by, among others, Seller’s Parent and certain Affiliates of Seller’s Parent and Other Member and (B) that certain letter agreement dated as of February 1, 2016, executed by, among others, Seller’s Parent and certain Affiliates of Seller’s Parent and Other Member.
“Operating Income” has the meaning set forth in the Company Operating Agreement.
“Other Member” has the meaning set forth in the recitals hereto.
“Outside Date” means the date that is six (6) months after the date hereof.
“Parties” means Seller, Seller’s Parent and Company.
“Permit” means any permit, franchise, license, approval, agreement, waiver or other authorization required or granted by any Governmental Entity.
“Person” means any individual, corporation, sole proprietorship, partnership, limited liability company, firm, association, trust, joint venture, unincorporated organization, or other entity or organization, including a Governmental Entity.
“Pre-Closing Date Distribution” means an amount equal to the Seller’s share of Distributable Profits for the period beginning on the Debt Financing Documentation Date and ending on the calendar day immediately prior to the Closing Date, as determined in accordance with the terms and subject to the conditions of the Company Operating Agreement.
“Pre-Debt Financing Documentation Date Distributable Profits” means the Distributable Profits for the period beginning on January 1, 2017 and ending on the calendar day immediately prior to the Debt Financing Documentation Date.
“Pre-Debt Financing Documentation Date Distribution” means an amount equal to the Seller’s share of the Pre-Debt Financing Documentation Date Distributable Profits, as determined in accordance with the terms and subject to the conditions of the Company Operating Agreement.

“Principal” means Maury R. Tognarelli.
“Purchase Price” has the meaning set forth in Section 2.02(a).
“Qualifying Transaction” has the meaning set forth in Section 7.06(a).
“Qualifying Transaction Statement” has the meaning set forth in Section 7.06(a).
“Redemption” has the meaning set forth in the recitals hereto.
“Remaining Balance” means the amount equal to the Purchase Price minus the Closing Payment, which amount shall be decreased from time to time by an amount equal to any payments made by or on behalf of Company to Seller under Section 2.02(a)(ii) and/or Section 2.02(c) (for the avoidance of doubt, irrespective of whether such payment is made in immediately available funds or by way of set off).
“Sale Participation Amount” means, with respect to a Qualifying Transaction, the excess (if any) of the Net Proceeds minus the Comparable Seller Proceeds; provided, however, if a Qualifying Transaction reflects a Sale Participation Percentage greater than the Seller’s Pre-Closing Ownership Percentage, the Net Proceeds used to calculate the Sale Participation Amount shall be reduced proportionately to reflect a Sale Participation Percentage equal to the Seller’s Pre-Closing Ownership Percentage.
“Sale Participation Payment” has the meaning set forth in Section 7.06(a).
“Sale Participation Percentage” means the percentage of membership interests in the Company (or percentage of the Company’s assets) transferred to a third party in a Qualifying Transaction (determined in a manner consistent with the determination of the Seller’s Pre-Closing Ownership Percentage).
“Sale Participation Period” means the period commencing on the Debt Financing Documentation Date and ending on the earlier of (i) the second anniversary of the Debt Financing Documentation Date and (ii) the date on which Qualifying Transactions have occurred that reflect an aggregate Sale Participation Percentage equal to or in excess of the Seller’s Pre-Closing Ownership Percentage. For example, if the Debt Financing Documentation Date is October 31, 2017 and the Seller’s Pre-Closing Ownership percentage is thirty percent (30%), the Sale Participation Period will terminate on the earlier of October 31, 2019 and the date on which the Company has completed one or more Qualifying Transactions resulting in the transfer of at least thirty percent (30%) of the equity interests in the Company to one or more Persons who are not Exempted Transferees.
“Section 8 Rights” has the meaning set forth in Section 7.01(d).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble hereto.

“Seller Enterprise Value” means an amount equal to (i) the Purchase Price divided by (ii) the Seller’s Pre-Closing Ownership Percentage (expressed as a fraction).
“Seller Extension Notice” has the meaning set forth in Section 3.01(b).
“Seller’s Pre-Closing Ownership Percentage” means the percentage of the Company determined by dividing the Pre-Debt Financing Documentation Date Distribution by the Pre-Debt Financing Documentation Date Distributable Profits.
“Seller Parties” means Seller and Seller’s Parent.
“Seller Released Parties” has the meaning set forth in Section 7.09(b).
“Seller Releasor” has the meaning set forth in Section 7.09(a).
“Seller OM Equity Subsidiaries” has the meaning set forth in Section 7.07.
“Seller’s Parent” has the meaning set forth in the preamble hereto.
“Seller’s Company Interest” has the meaning set forth in the recitals hereto.
“Side Agreement” means the Side Agreement dated as of the date hereof by and between Other Member, Company, Seller, Seller’s Parent and Principal.
“Specified Closing Date” means December 29, 2017; provided that the Specified Closing Date shall be January 2, 2018 (or such later date in the year 2018 as may be mutually agreed to by Seller and Company) if Seller gives a Seller Extension Notice in accordance with Section 3.01(b) or Company gives a notice to the Seller in accordance with Section 3.01(c).
“Taxes” means all federal, state, local and foreign taxes, fees, levies, duties, tariffs, imposts, assessments and other charges of any kind (together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto and any interest in respect of such penalties, additions and additional amounts) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, gain, franchises, windfall or other profits, gross receipts, transfer, property, sales, use, capital stock, excise, escheat, unclaimed property, payroll, employment, unemployment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs and similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto and any interest in respect of such penalties, additions and additional amounts).
“Transfer Taxes” has the meaning set forth in Section 2.02(e).

Article II.
SALE AND REDEMPTION
Section 2.01    Sale and Redemption of Seller’s Company Interest. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Company, and Company shall repurchase, redeem and accept from Seller, all of Seller’s Company Interest, free and clear of all Liens (other than Liens arising under the Company Operating Agreement, the Company Management Agreement, the Letter of Understanding or the securities laws of any jurisdiction), in consideration for the Purchase Price.
Section 2.02    Purchase Price; Payments; Set Off Right; Withholding; Transfer Taxes.
(a)    The aggregate cash consideration for the sale of Seller’s Company Interest from Seller to Company shall be one hundred and ten million dollars ($110,000,000) (the ”Purchase Price”). The Purchase Price shall be payable as follows:
(i)    At the Closing, Company shall pay to Seller, or any Person or Persons that Seller designates by written notice to Company at the latest two (2) Business Days prior to the Closing, (x) the sum of (i) one hundred million dollars ($100,000,000) plus (ii) up to an additional ten million dollars ($10,000,000) that the Company, in its discretion, may elect to pay to Seller by providing written notice to Seller at the latest two (2) Business Days prior to the Closing, minus (y) an amount equal to the amount, if any, that Seller or Seller’s Parent must pay to any Company Indemnified Party under Section 3.01(b) and with respect to which Company has exercised its set off right under Section 2.02(c) by providing written notice to Seller at the latest two (2) Business Days prior to the Closing (such amount, the “Closing Payment”).
(ii)    Company shall pay to Seller, in one or several installments, at Company’s own discretion, the Remaining Balance at any time after the Closing; provided that Company shall pay to Seller (x) the Pre-Closing Date Distribution, if any, on the date(s) on which the Pre-Closing Date Distribution is otherwise distributable under the Company Operating Agreement, but only up to the amount of the then outstanding Remaining Balance (subject to the last sentence of Section 7.05), and (y) an amount equal to the Operating Income for the periods on and subsequent to the Closing Date that would have been distributable to Seller but for the consummation of the transactions contemplated by this Agreement (including the Debt Financing) on the date(s) on which such amounts would have otherwise been distributable to the members of the Company pursuant to past practice, but only up to the amount of the then outstanding Remaining Balance; and provided, further, that the then outstanding Remaining Balance shall be paid in full by Company no later than the date on which Company’s Operating Income for 2018 is distributable to its members pursuant to past practice. All such payments made to Seller pursuant to this clause (ii) shall be applied towards the Remaining Balance owed by Company to Seller hereunder.
(iii)    A portion of the Purchase Price in the amount of one hundred dollars ($100) (“Independent Consideration”) has been bargained for as consideration independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Seller and is non-refundable under any circumstances, but shall be applicable towards the Purchase Price.
In addition to the Purchase Price, Company shall distribute the Pre-Debt Financing Documentation Date Distribution to Seller in the ordinary course, it being understood that such amount shall not reduce the Purchase Price or Remaining Balance payable hereunder.
(b)    Subject to Section 2.02(c) with respect to the payment of the Purchase Price, all payments under this Agreement shall be made by wire transfer of immediately available funds to one or more accounts specified in writing by the receiving Party at least two (2) Business Days prior to the date such payment is due.
(c)    If Seller or Seller’s Parent must pay any amounts to any Company Indemnified Party under Section 3.01(b), Company shall be entitled to set off any such amounts against the Purchase Price. Company shall exercise its set off right under this Section 2.02(c), if at all, by giving one or several written notices to Seller specifying the amount of its additional Tax liabilities, as determined pursuant to clauses (i) and (ii) of Section 3.01(b), and the amount of the Purchase Price and/or Remaining Balance after such set off.
(d)    Notwithstanding any provision in this Agreement to the contrary, Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amount as Company is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Law, provided that Company shall give written notice to Seller of any actual withholding from payment made pursuant to this Section 2.02(d) as soon as practicable. To the extent that amounts are so deducted or withheld, (i) such amounts shall be timely paid over to the applicable Governmental Entity, (ii) for all purposes of this Agreement, such amounts shall be treated as having been paid to Seller in respect of which such deduction and withholding was made, and (iii) Company shall provide Seller with documents reasonably satisfactory to Seller evidencing that such amounts have been paid over to the applicable Governmental Entity.
(e)    The cost of all sales, use, transfer, value added, recording, registration, stamp, stamp duty, stock transfer, gross receipts, and real, personal, intangible property transfer or similar Taxes, charges, duties and fees and all formalities and recording costs (together with any and all interest, penalties, additions to Tax and additional amounts imposed with respect thereto) arising out of the transfer of Seller’s Company Interest pursuant to this Agreement (“Transfer Taxes”) shall be paid by Company. The tax returns relating to such Transfer Taxes shall be timely prepared and filed by the Party legally obligated to make such filing. The Parties agree to cooperate with each other in connection with the preparation and filing of such Tax returns, in obtaining all available exemptions from such Transfer Taxes, and in timely providing each other with any applicable documents necessary to satisfy any such exemptions.

Article III.
CLOSING
Section 3.01    The Closing.
(a)    The closing of the transactions contemplated by this Agreement (the ”Closing”) shall take place at 10:00 a.m., Central Time, at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, or at such other place and time as may be mutually agreed to by the Parties, on (subject to Section 3.01(b) and Section 3.01(c)) (i) the Specified Closing Date, provided that all of the conditions set forth in Article VIII are then satisfied or have been waived by the appropriate Party (other than those conditions that, by their terms, cannot be satisfied until the Closing but subject to their satisfaction or waiver at the Closing, including the funding of the Debt Financing), (ii) if the Closing does not occur on the Specified Closing Date because the conditions set forth in Article VIII are not then satisfied or waived, on the date after the Specified Closing Date that is two (2) Business Days following the satisfaction or waiver by the appropriate Party of all of the conditions set forth in Article VIII (other than those conditions that, by their terms, cannot be satisfied until the Closing but subject to their satisfaction or waiver at the Closing, including the funding of the Debt Financing), or (iii) such other date as may be mutually agreed to by Seller and Company (the ”Closing Date”).
(b)    If (i) Company gives notice to the Seller no later than December 10, 2017 that Company expects to satisfy all the conditions applicable to the Company set forth in Article VIII prior to January 1, 2018 and (ii) Seller gives written notice (the “Seller Extension Notice”) to Company no later than December 15, 2017, the Specified Closing Date shall be January 2, 2018 or such later date in the year 2018 as may be mutually agreed to by Seller and Company and, if (x) Company satisfies all the conditions applicable to the Company set forth in Article VIII and (y) it is determined by the Company that any of the Company, any of its subsidiaries, Other Member or any of Other Member’s members (collectively, the “Company Indemnified Parties”) will bear additional Tax liability (a “Company Loss Determination”) arising out of, relating to or resulting from such postponement of the date of the Closing, Seller and Seller’s Parent shall indemnify the Company Indemnified Parties for, and hold them harmless against, any such additional Tax liabilities suffered or incurred by any of them to the extent arising out of, relating to or resulting from the postponement of the date of the Closing as set forth in this Section 3.01(b) (inclusive of all Taxes payable on the payments made pursuant to this Section 3.01(b) in a manner such that reimbursement is effectuated on an after tax basis with respect to the Company Indemnified Parties), provided that Company shall use commercially reasonable efforts to provide written notice to Seller if it expects that any Company Indemnified Party will suffer any such additional Tax liabilities promptly upon receiving such Seller Extension Notice from Seller and, if it does so, Seller shall have five (5) Business Days to withdraw the Seller Extension Notice in which case it shall have no force or effect and the Specified Closing Date shall remain December 29, 2017. The right of any Company Indemnified Party to seek indemnification pursuant to this Section 3.01(b) shall expire on the third anniversary of the Closing Date. Notwithstanding the foregoing, if the Seller or Seller’s Parent disagrees with any Company Loss Determination and is unable to resolve such disagreement with the Company during the sixty (60) day period after receiving a Company Loss Determination, Seller or Seller’s Parent and Company may jointly refer their disagreement to PricewaterhouseCoopers

LLP or such other person as mutually agreed by the Parties (the ”Independent Expert”) for consultation and mediation of such disagreement; provided, that no Party shall be bound by any decision of the Independent Expert. If the Parties mutually agree to refer a disagreement to the Independent Expert, the costs and expenses thereof shall be borne equally by the Parties.
(c)    If the Company or Other Member gives written notice to Seller no later than December 15, 2017, the Specified Closing Date shall be January 2, 2018 or such later date in the year 2018 as may be mutually agreed to by Seller and Company.
(d)    The Closing, and the transactions taking place at the Closing, shall be deemed to occur and shall be effective at and as of 12:01 a.m., Central Time, on the Closing Date, and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been executed and delivered simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
Section 3.02    Closing Obligations.
(a)    At the Closing, Seller shall deliver to Company:
(i)    an executed assignment and assumption of interest agreement in the form of Exhibit A;
(ii)    a certificate executed by a duly authorized officer of Seller certifying (A) the matters set forth in Section 8.01(a) and Section 8.01(b) with respect to Seller and Seller’s Parent as of the Closing Date and (B) the matters set forth in Section 8.02(a) and Section 8.02(b);
(iii)    an executed certificate of non-foreign status that complies with U.S. Department of Treasury Regulation §1.1445-2(b)(2) in form and substance satisfactory to Company; and
(iv)    such other instruments or documents reasonably deemed necessary by Company to effect the transactions contemplated hereby.
(b)    At the Closing, Company shall deliver to Seller:
(i)    the amount due and payable in accordance with Section 2.02(a)(i);
(ii)    a certificate executed by a duly authorized officer of Company certifying (A) the matters set forth in Section 8.01(a) and Section 8.01(b) with respect to Company as of the Closing Date and (B) the matters set forth in Section 8.03(a) and Section 8.03(b); and
(iii)    such other instruments or documents reasonably deemed necessary by Seller to effect the transactions contemplated hereby.

Article IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Company as follows:
Section 4.01    Organization and Good Standing; Authority and Enforceability.
(a)    Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own and operate its properties and carry on its business, to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
(b)    The execution and delivery by Seller of this Agreement and the Ancillary Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller, its board of directors and Seller’s Parent (including in accordance with section 2(i) of the Company Management Agreement). This Agreement has been, and, upon their execution, the Ancillary Documents to which Seller is a party will have been, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other part(ies) to such agreements) this Agreement constitutes, and, upon their execution, the Ancillary Documents to which Seller is a party will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.
Section 4.02    Capitalization; Title to the Seller’s Company Interest.
(a)    The Seller’s Company Interest constitutes all of Seller’s and its Affiliates’ membership interests of Company and is free and clear of any Lien (other than Liens arising under the Company Operating Agreement, the Company Management Agreement, the Letter of Understanding or the securities laws of any jurisdiction).
(b)    Seller is the sole owner of the Seller’s Company Interest and will deliver at the Closing the Seller’s Company Interest to Company free and clear of all Liens (other than Liens arising under the Company Operating Agreement, the Company Management Agreement, the Letter of Understanding or the securities laws of any jurisdiction).
Section 4.03    Absence of Conflicts. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with or result in the breach of any provision of the Charter Documents of Seller, (b) except as may be required by the Investment Advisers Act and the Investment Company Act, conflict with or violate (or result in an event that could conflict with or violate) any Law applicable to Seller or any of its assets, properties or businesses or require any Consents or expiration of waiting periods under any

Law or with respect to any Governmental Entity, or (c) except for the Consents and expiration of waiting periods required pursuant to Contracts and other arrangements of Company or its subsidiaries, conflict with, result in any breach of, constitute a default (or event that, with the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on the Seller’s Company Interest or any other assets of Seller pursuant to, any Contract or Permit to which Seller is a party, except, in the case of clauses (b) and (c), for any conflict, violation, breach, default, consent or right that would not materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.
Section 4.04    Broker’s or Finder’s Fees. No agent, broker, investment banker, or other Person acting on behalf of or under the authority of Seller or any of its Affiliates (other than Company and its subsidiaries) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Company in connection with the transactions contemplated by this Agreement, it being understood that OM Asset Management plc, an Affiliate of the Seller, has engaged Morgan Stanley & Co. LLC in connection with a fairness opinion and will be solely responsible for all of its fees and expenses.
Section 4.05    Independent Investigation; No Other Representations or Warranties. Seller has relied and shall rely solely on its own investigation and, other than the representations and warranties of Company in Article VI, Seller has not relied and shall not rely on any oral or written statements, representations or warranties by Company, Other Member or any of their Affiliates, or any manager, director officer, employee, agent or representative of any of the foregoing, or any information, documents, projections, forecasts or other materials provided or made available to Seller or any of its direct or indirect shareholder, member, partner or other equity owner, or any director, manager, officer, employee, agent or representative of any of the foregoing, in connection with the transactions contemplated by this Agreement. Seller confirms to Company that (a) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks relating to its sale of the Seller’s Company Interest, and (b) subject to its rights and remedies under this Agreement, Seller accepts all risk of monetary loss arising from or relating to its execution, delivery and performance of this Agreement and the Ancillary Documents and consummation of the transactions contemplated hereby and thereby. The foregoing is not intended to preclude the right of Seller to recover losses in the event the Company, Other Member or any of their Affiliates is finally determined by a court of competent jurisdiction to have committed actual fraud against Seller with the specific intent to deceive and mislead Seller in the inducement of the transactions contemplated by this Agreement.
Article V.
REPRESENTATIONS AND WARRANTIES OF SELLER’S PARENT
Seller’s Parent represents and warrants to Company as follows:
Section 5.01    Organization and Good Standing; Authority and Enforceability.

(a)    Seller’s Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own and operate its properties and carry on its business, to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.
(b)    The execution and delivery by Seller’s Parent of this Agreement, the performance by Seller’s Parent of its obligations hereunder, and the consummation by Seller’s Parent of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller’s Parent, its board of directors and its shareholders. This Agreement has been duly executed and delivered by Seller’s Parent, and (assuming due authorization, execution and delivery by the other part(ies) to such agreements) this Agreement constitutes legal, valid and binding obligations of Seller’s Parent, enforceable against Seller’s Parent in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.
Section 5.02    Absence of Conflicts. The execution, delivery and performance by Seller’s Parent of this Agreement, and the consummation by Seller’s Parent of the transactions contemplated hereby, do not and will not (a) violate, conflict with or result in the breach of any provision of the Charter Documents of Seller’s Parent, (b) except as may be required by the Investment Advisers Act and the Investment Company Act, conflict with or violate (or result in an event that could conflict with or violate) any Law applicable to Seller’s Parent or any of its assets, properties or businesses or require any Consents or expiration of waiting periods under any Law or with respect to any Governmental Entity, or (c) except for the Consents and expiration of waiting periods required pursuant to Contracts and other arrangements of Company or its subsidiaries, conflict with, result in any breach of, constitute a default (or event that, with the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on the assets of Seller’s Parent pursuant to, any Contract or Permit to which Seller’s Parent is a party, except, in the case of clauses (b) and (c), for any conflict, violation, breach, default, consent or right that would not materially impair the ability of Seller’s Parent to consummate the transactions contemplated by this Agreement.
Article VI.
REPRESENTATIONS AND WARRANTIES OF COMPANY
Company represents and warrants to Seller as follows:
Section 6.01    Organization and Good Standing; Authority and Enforceability.
(a)    Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own and operate its properties and carry on its business, to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b)    The execution and delivery by Company of this Agreement and the Ancillary Documents to which it is a party, the performance by Company of its obligations hereunder and thereunder, and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Company, its manager and Other Member. This Agreement has been, and, upon their execution, the Ancillary Documents to which Company is a party will have been, duly executed and delivered by Company, and (assuming due authorization, execution and delivery by the other part(ies) to such agreements) this Agreement constitutes, and, upon their execution, the Ancillary Documents to which Company is a party will constitute, legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.
Section 6.02    Absence of Conflicts. The execution, delivery and performance by Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with or result in the breach of any provision of the Charter Documents of Company, (b) except as may be required by the Investment Advisers Act and the Investment Company Act, conflict with or violate (or result in an event that could conflict with or violate) any Law applicable to Company or any of its assets, properties or businesses or require any Consents or expiration of waiting periods under any Law or with respect to any Governmental Entity, or (c) except for the Consents and expiration of waiting periods required pursuant to Contracts and other arrangements of Company or its subsidiaries, conflict with, result in any breach of, constitute a default (or event that, with the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on Company’s assets pursuant to, any Contract or Permit to which Company is a party, except, in the case of clauses (b) and (c), for any conflict, violation, breach, default, consent or right that would not materially impair the ability of Company to consummate the transactions contemplated by this Agreement.
Section 6.03    Brokers or Finder’s Fees. No agent, broker, investment banker, or other Person acting on behalf of or under the authority of Company or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller in connection with the transactions contemplated by this Agreement.
Section 6.04    Independent Investigation; No Other Representations or Warranties. Company has relied and shall rely solely on its own investigation and, other than the representations and warranties of Seller in Article IV and Seller’s Parent in Article V, Company has not relied and shall not rely on any oral or written statements, representations or warranties by Seller, Seller’s Parent or any of their Affiliates, or any manager, director officer, employee, agent or representative of any of the foregoing, or any information, documents, projections, forecasts or other materials provided or made available to Company or any of its direct or indirect member, shareholder, partner or other equity owner, or any director, manager, officer, employee, agent or representative of any of the foregoing, in connection with the transactions contemplated by this Agreement.

Article VII.
COVENANTS
Section 7.01    Interim Operation of Business.
(a)    From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, except as otherwise consented to in writing by Seller and Company in their sole discretion, as contemplated, permitted or required by this Agreement, or as required by applicable Law, Seller and Seller’s Parent (pursuant to its rights under section 2(i) of the Company Management Agreement) and Company shall (i) subject to Section 7.01(b) and Section 7.01(c), exercise their respective rights under the Company Management Agreement, Letter of Understanding and the Charter Documents of Company in the ordinary course of business consistent with past practice, and (ii) shall use commercially reasonable efforts to conduct the business of Company and its subsidiaries in the ordinary course of business consistent with past practice, and with respect to the business of the Company, within the applicable approved budget, and use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of Company and its subsidiaries and to preserve the rights, franchises, goodwill and relationships of the employees, customers, lenders, suppliers and regulators of, and others having business relationships with, Company or any of its subsidiaries.
(b)    Notwithstanding Section 7.01(a), if Seller has provided a Seller Extension Notice pursuant to Section 3.01(b), then from and after the date on which all of the conditions set forth in Article VIII are then satisfied or have been waived by the appropriate Party (other than those conditions that, by their terms, cannot be satisfied until the Closing) until the Closing Date, and provided that this Agreement is not terminated pursuant to Article IX, Seller hereby irrevocably, knowingly and voluntarily waives:
(i)    its right to terminate the employment of a Principal (as defined in the Company Management Agreement) under section 2(b) of the Company Management Agreement; and
(ii)    its right to make an Option Exercise (as defined in the Company Management Agreement) or otherwise participate in any purchase transaction under section 6 of the Company Management Agreement.
(c)    Notwithstanding Section 7.01(a), if Seller has provided a Seller Extension Notice pursuant to Section 3.01(b), then from and after the date on which all of the conditions set forth in Article VIII are then satisfied or have been waived by the appropriate Party (other than those conditions that, by their terms, cannot be satisfied until the Closing) until the Closing Date, and provided that this Agreement is not terminated pursuant to Article IX, Seller’s Parent hereby irrevocably, knowingly and voluntarily waives:
(i)    its approval rights under section 2(c) of the Company Management Agreement, except for its approval rights under section 2(c)(ii), 2(c)(iii) and 2(c)(iv) of the Company Management Agreement; and

(ii)    its rights to approve any Replacement Principal (as defined in the Company Management Agreement) or otherwise take any action under section 4(b) of the Company Management Agreement.
(d)    Notwithstanding Section 7.01(a) and anything else herein, from and after the Debt Financing Documentation Date until the Closing Date, and provided this Agreement is not terminated pursuant to Article IX, except to the extent otherwise agreed by Company, Seller agrees that Other Member shall automatically succeed to all of the management and voting rights of Seller as contemplated in section 8(i) of the Company Operating Agreement and be permitted to take the actions specified in section 8(ii) of the Company Operating Agreement, in each case subject to the limitations set forth therein (such rights and authority of Other Member described in this Section 7.01(d), the “Section 8 Rights”).
Section 7.02    Commercially Reasonable Efforts. Upon the terms and subject to conditions of this Agreement including the last sentence of Section 10.04, each Party will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to satisfy all conditions set forth in Article VIII in its power to satisfy, and for which it is responsible for the satisfaction of, and to consummate as soon as practicable the transactions contemplated by this Agreement, provided that in no event shall a Party be required to pay more than a de minimis amount to any third party in connection with the exercise of such commercially reasonable efforts.
Section 7.03    Publicity. The Parties agree that, from and after the date hereof until the date that is the first (1st) anniversary of the Closing Date, no disclosure or public release or announcement concerning this Agreement, its content and the transactions contemplated hereby shall be made or issued by any Party without the prior written consent of Company (in case of disclosure, release or announcement by a Seller Party) or Seller (in case of disclosure, release or announcement by Company), except as and to the extent (i) subject to the immediately following sentence, required by applicable Law (including applicable disclosure requirements under applicable securities Laws), or (ii) such disclosure, release or announcement is made or issued to one or several Clients (and/or their respective direct and indirect investors, attorneys, consultants and/or other professional advisers and any member of any advisory committee or similar body with respect to such Client) with the purpose of soliciting their Consent in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the disclosing Party, in its sole discretion, deems such disclosure, release or announcement necessary or appropriate in connection with such solicitation. In addition to the foregoing, the Parties understand and agree that, if required by applicable Law (including if required by applicable disclosure requirements under applicable securities Laws), one or several Parties, or any of their Affiliates, may (x) disclose information concerning the transactions contemplated hereby or (y) issue one or more public releases or announcements concerning the execution of this Agreement or the consummation of the transactions contemplated hereby that, in each case of clauses (x) and (y), its legal counsel advises is required by applicable Law to be disclosed or issued, provided that, with respect to any disclosure or public release or announcement that identifies any Party or any Party’s Affiliate, the Party issuing the disclosure, release or announcement shall, or the Party whose Affiliate is issuing the disclosure or release shall cause such Affiliate to, use its commercially reasonable efforts to seek the prior approval of Company (in case of disclosure, release or announcement by a Seller Party or a Seller Party’s Affiliate) or Seller (in case of disclosure, release or announcement by Company or a subsidiary of Company), such approval not to be unreasonably delayed or withheld, and, in any event, such requirement to seek prior approval shall not preclude any Party or its Affiliates from complying with such applicable Law (including such disclosure requirements). Notwithstanding anything to the contrary in this Section 7.03, the Parties acknowledge and agree that this Agreement will be attached to one or more securities filings by Seller or its Affiliates and disclosed in such filings, and Company will be provided notice of, and shall be entitled to review, but not approve, and be given a reasonable opportunity to comment on, such filings to the extent such filings describe the Company, this Agreement or the transactions contemplated hereby (the “Heitman Information”); provided, however, that the Heitman Information shall not include financial information regarding the Company that is included in public filings by OM Asset Management plc consistent with past practice and unrelated to the transactions contemplated hereby.
Section 7.04    Post-Closing Access to Records. In order to facilitate the resolution of any claims made against or incurred by Seller or Seller’s Parent or any of their Affiliates relating to the period prior to the Closing or any period for which the Seller shall receive a portion of the Company’s Distributable Profits as provided in Section 2.02(a)(ii), or for any other reasonable purpose, for the longer of (i) (4) years after the final payment of the Purchase Price, and (ii) the time period for which the Company is required by Law to maintain such records. Company shall retain its books and records relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Company, and, upon reasonable notice, afford Seller and Seller’s Parent and their representatives reasonable access, during normal business hours, to such books and records. Company shall not be obligated to provide Seller or Seller’s Parent with access to any books or records (including personnel files) pursuant to this Section 7.04 where such access would violate applicable Law.
Section 7.05    Pre-Closing Company Distributions. Seller shall be entitled to the Pre-Debt Financing Documentation Date Distribution and, subject to Section 2.02(a)(ii) and to the extent of the Remaining Balance as set forth therein, the Pre-Closing Date Distribution. If the Pre-Closing Date Distribution is more than the then outstanding Remaining Balance, Seller hereby irrevocably, knowingly and voluntarily forever waives, from and after the Closing, its right under the Company Operating Agreement to receive any such excess amount, and any such excess amount shall be distributed solely to Other Member. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Article IX, the Company shall pay to the Seller any and all Pre-Closing Date Distributions that were not paid to the Seller with respect to periods following the Debt Financing Documentation Date.
Section 7.06    Post-Closing Sale of Company.
(a)    If, at any time during the Sale Participation Period, (i) Company issues any membership interests to one or several third parties other than Exempted Transferees, (ii) a direct or indirect sale of all or a portion of the membership interests in Company to one or several third parties other than Exempted Transferees, or a merger, consolidation or recapitalization of Company with a third party other than an Exempted Transferee, is consummated, or (iii) a direct or indirect sale of substantially all the assets of Company to one or several third parties other than Exempted Transferees is consummated (any such issuance, sale, merger, consolidation or recapitalization, whether effected in a single transaction or a series of related transactions, a “Qualifying Transaction”), then the Company shall deliver to Seller within five (5) Business Days following the consummation of the Qualifying Transaction, (1) a written statement (the “Qualifying Transaction Statement”) setting forth in reasonable detail Company’s calculation of the Sale Participation Amount, together with reasonable supporting calculations for each element provided for in the definition thereof and supporting documentation therefor and (2) an amount (provided that such amount is a positive amount) equal to the Sale Participation Amount with respect to such Qualifying Transaction. Company shall reasonably cooperate and assist Seller and its representatives in their review of the Qualifying Transaction Statement. For the avoidance of doubt, Seller will not be a member of Company from and after the Closing, irrespective of whether or not it receives any payment pursuant to this Section 7.06(a). Any interests redeemed pursuant to this Agreement shall be deemed to be the first interests transferred in any Qualifying Transaction until the aggregate amount of interests redeemed pursuant to this Agreement have been transferred to a third party. It is the intent of the Parties that the Company shall not retain any profit from any Qualifying Transaction during the Sale Participation Period until the aggregate amount of interests redeemed pursuant to this Agreement have been transferred in one or more Qualifying Transactions.
(b)    If Seller disagrees with the Qualifying Transaction Statement (or any calculation contained therein) and is unable to resolve such disagreements with Company during the sixty (60)-day period following Seller’s receipt of the Qualifying Transaction Statement, Seller and Company may jointly refer their disagreement to the Independent Expert for consultation and mediation of such disagreement. If the Parties mutually agree to refer a disagreement to the Independent Expert, the costs and expenses thereof shall be borne equally by the Parties. Company shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than sixty (60) days after its retention, the Independent Expert shall deliver to Seller and Company a report that sets forth its proposed resolution of the disputed items and amounts and its calculation of the Sale Participation Amount; provided, that no Party shall be bound by any decision of the Independent Expert.
Section 7.07    Post-Closing Ownership of Seller OM Equity Subsidiaries. For the avoidance of doubt, Seller and its Affiliates do not, as part of the transactions to be consummated at the Closing, (i) sell, transfer, convey, assign or deliver to Company, and Seller and such Affiliates will continue to own after the Closing, their respective equity interests in the subsidiaries and pooled investment vehicles of Company as set forth in Schedule 7.06 (collectively, “Seller OM Equity Subsidiaries”) (and will continue to hold any investments in and commitments to such entities) or (ii) amend or otherwise change any OM Loan Matters. If, after the Closing, Seller or any of its Affiliates seeks to sell any such equity interests (or otherwise assign any such investments or commitments), Company and its Affiliates shall reasonably cooperate with such sale upon the reasonable written request of Seller or such Affiliate, including by approving the sale of the underlying equity interests in any Seller OM Equity Subsidiary; provided that Company shall not be obligated to (a) breach any contractual obligations, (b) cooperate with or approve a sale or assignment that is not in compliance with (i) any applicable Law including securities Laws and anti-money laundering, anti-corruption and anti-terrorism Laws or (ii) the transfer provisions of any applicable Contract including the Charter Documents of the applicable Seller OM Equity Subsidiary and the limited partnership agreements of any fund(s) in which the applicable Seller OM Equity Subsidiary has invested, (c) cooperate with or approve a sale or assignment to a transferee or assignee that (i) is not in compliance with applicable Law including securities Laws and anti-money laundering, anti-corruption and anti-terrorism Laws, or (ii) is, or could reasonably be expected to be, a Competitor, or (d) cooperate with or approve a sale or assignment in the case of a transfer of an investment that has a funding commitment, if OMAM Inc. does not guarantee any remaining funding commitments of such transferee. Seller shall promptly reimburse Company, upon written request, of any out-of-pocket costs and expenses it may incur in furtherance of its obligations under this Section 7.07.
Section 7.08    Former Directors and Officers of Sellers. From and after the date hereof until the sixth (6th) anniversary of the Closing, or such later date as any outstanding claim, action, suit or proceeding involving any HFL Director or Officer pending or not finally terminated or settled on such date is finally resolved, Seller shall not modify or eliminate the indemnification provisions in its Charter Documents applicable to its directors and officers in a manner that would be adverse to the HFL Directors or Officers.
Section 7.09    Mutual Releases.
(a)    From and after the Closing, Seller and Seller’s Parent, for themselves and on behalf of their direct shareholders and Applicable Indirect Shareholders, and each of the successors and assigns of the foregoing (each, a “Seller Releasor”), hereby irrevocably, knowingly, unconditionally and voluntarily release, discharge, and forever waive all claims, demands, liabilities, defenses, affirmative defenses, set-offs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, that any Seller Releasor has, may have or may assert now or in the future against each of (i) the Company Indemnified Parties and their respective direct and indirect subsidiaries (but not any of the Seller OM Equity Subsidiaries or any investment vehicle sponsored by any direct or indirect subsidiary of Company), and any current or former manager, officer or employee of any of the foregoing, and their respective successors, assigns, heirs and executors (collectively, the ”Company Released Parties”), arising out of, relating to or resulting from any circumstance, action, failure to act, occurrence or omission of any sort or type, whether known or unknown, that occurred, existed, was taken or begun prior to the Closing (including regarding the matters set forth in the letters dated April and May 2017 exchanged by Seller and Other Member in connection with a potential “Trigger Event” under the Company Operating Agreement), or (ii) any HFL Director or Officer arising out of, relating to or resulting from any circumstance, action, failure to act, occurrence or omission of any sort or type, whether known or unknown, that occurred, existed, was taken or begun prior to the resignation of such HFL Director or Officer from his position(s) at Seller. For the avoidance of doubt, notwithstanding the foregoing, nothing in this Section 7.09(a) shall be deemed to release or waive (1) any rights or remedies of any Seller Releasor under (A) this Agreement, the Side Letter or any Ancillary Document or (B) the OM Loan Matters, (2) any rights or remedies of any Seller Releasor relating to any Seller OM Equity Subsidiary or any Contract or arrangement relating to a Seller Releasor’s interest in any Seller OM Equity Subsidiary, (3) any indemnification rights of a Seller Releasor under the Company Operating Agreement with respect to liabilities that are imposed on any Seller Releasor as a result of Seller being a member or former member of the Company; or (4) any claim based on fraud on the part of any HFL Director or Officer.
(b)    From and after the Closing, Company, for itself and on behalf of the other Company Released Parties (each, a “Company Releasor”), hereby irrevocably, knowingly, unconditionally and voluntarily releases, discharges, and forever waives all claims, demands, liabilities, defenses, affirmative defenses, set-offs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, that any Company Releasor has, may have or may assert now or in the future against each of Seller and Seller’s Parent and their respective Affiliates (other than any Company Released Party) and any current or former manager, officer or employee of any of the foregoing, and their respective successors, assigns, heirs and executors (collectively, the “Seller Released Parties”), arising out of, relating to or resulting from any circumstance, action, failure to act, occurrence or omission of any sort or type, whether known or unknown, that occurred, existed, was taken or begun prior to the Closing (including regarding the matters set forth in the letters dated April and May 2017 exchanged by Seller and Other Member in connection with a potential “Trigger Event” under the Company Operating Agreement). For the avoidance of doubt, notwithstanding the foregoing, nothing in this Section 7.09(b) shall be deemed to release or waive (1) any rights or remedies of any Company Releasor under (A) this Agreement, the Side Letter or any Ancillary Document or (B) the OM Loan Matters, (2) any rights or remedies of any Company Releasor relating to any Seller OM Equity Subsidiary or any Contract or arrangement relating to a Company Releasor’s interest in any Seller OM Equity Subsidiary or (3) the right of any HFL Director or Officer to indemnification under the Charter Documents of Seller.
(c)    Except as required by applicable Law or legal process, each of Seller and Seller’s Parent, on behalf of itself and the other Seller Releasors, and Company, on behalf of itself and each of the Company Releasors, hereby irrevocably covenants to the other Parties that it shall not, except as may be necessary to enforce the specific terms of the releases in this Section 7.09, hereafter commence or cause to be commenced, join in, knowingly assist, or in any manner knowingly seek relief through, directly or indirectly, any suit, action, agency or other proceeding, claim or demand of any kind or character relating to any claim that it has released under this Section 7.09. A Party hereafter violating the covenant not to sue contained in this Section 7.09(c) shall indemnify and hold harmless the other Party or Parties with respect to the act or acts constituting such violation, including without limitation by payment of all damages and attorneys’ fees and expenses incurred by the other Party or Parties in connection with such act or acts.
(d)    For the avoidance of doubt, in the event this Agreement is terminated pursuant to Article IX (other than pursuant to Section 9.03(a)(ii)), each Party reserves all of its rights and remedies under the Company Operating Agreement in connection with any matter described in that certain correspondence between the Parties with respect to article 7 of the Company Operating Agreement dated between May 4, 2017 and July 11, 2017.
Section 7.10    Further Actions. From time to time before, at and after the Closing, each Party shall execute and deliver such documents or other instruments as reasonably requested by the Seller or Company in order to more effectively consummate the transactions contemplated hereby.
Section 7.11    Certain Tax Matters. The Parties shall treat all payments of the Purchase Price (including all amounts applied against the Remaining Balance) as payments described in

Section 736(b) of the Code. Seller shall receive no further allocations of items of Company income, gain, loss, expense, deduction, or credit for any full or partial tax period commencing on or after the Closing Date. Seller shall remain the Company’s Tax Matters Partner (as that term is defined in the Company Operating Agreement) for all tax years of the Company ending on or prior to December 31, 2017, and shall continue to possess all the rights and obligations of the Company’s Tax Matters Partner for those years as specified in the applicable provisions of the Company Operating Agreement as in effect immediately prior to the Closing Date, which provisions shall survive, as among the Seller, Other Member, and the Company, following the Redemption of the Seller’s Company Interest.
Article VIII.
CONDITIONS PRECEDENT TO THE OBLIGATION
OF COMPANY AND SELLER TO CLOSE
Section 8.01    Mutual Conditions. The respective obligations of Seller and Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction as of the Closing of each of the following conditions, any of which may be waived, in whole or in part, to the extent permitted by applicable Law but only upon the joint written consent of Seller and Company:
(a)    There shall be no effective Judgment that declares this Agreement invalid, or unenforceable in any material respect, or that would prevent the transactions contemplated by this Agreement from being consummated as herein provided.
(b)    Except for any pending proceeding directly or indirectly initiated by any Party asserting its right not to consummate the transactions contemplated by this Agreement, no proceeding before any Governmental Entity shall be pending wherein an unfavorable Judgment would declare this Agreement invalid, or unenforceable in any material respect, or would prevent the transactions contemplated by this Agreement from being capable of being consummated as herein provided or cause such transactions to be rescinded.
Section 8.02    Conditions to Company’s Obligation To Close. The obligation of Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing of each of the following conditions, any of which may be waived, in whole or in part, in writing by Company at or prior to the Closing:
(a)    Seller and Seller’s Parent shall have duly performed or complied with, in all material respects, all of the covenants and obligations to be performed or complied with by Seller or Seller’s Parent, as applicable, under the terms of this Agreement prior to or at the Closing;
(b)    All representations and warranties of Seller set forth in Article IV and Seller’s Parent set forth in Article V shall be true and accurate as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date;
(c)    Seller shall have performed all the obligations required to be performed at the Closing pursuant to Section 3.02(a); and

(d)    Company shall have received a commitment letter with respect to a debt financing in an amount not less than one hundred million dollars ($100,000,000) and on terms satisfactory to Company in its sole discretion (the “Debt Financing”) and, as of the Closing, Company shall have received the proceeds therefrom.
Section 8.03    Conditions to Seller’s Obligation To Close. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing of each of the following conditions, any of which may be waived, in whole or in part, in writing by Seller at or prior to the Closing:
(a)    Company shall have duly performed or complied with, in all material respects, all of the covenants and obligations to be performed or complied with by Company under the terms of this Agreement prior to or at the Closing;
(b)    All representations and warranties of Company set forth in Article VI shall be true and accurate as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date; and
(c)    Company shall have performed all the obligations required to be performed at the Closing pursuant to Section 3.02(b).
Article IX.
TERMINATION
Section 9.01    Company’s Remedies for Defaults of Seller and Seller’s Parent. If, at any time before the Closing, Seller or Seller’s Parent breaches any of their respective representations and warranties set forth in Article IV and Article V, as applicable, or defaults on any of their respective covenants or obligations hereunder in any material respect, and such breach or default continues for a period of time equal to (i) ten (10) Business Days after written notice thereof from Company to Seller or Seller’s Parent, as applicable, specifying such breach or default, or (ii) if the Closing is scheduled to occur before the expiration of such ten (10)-day period, the period of time after written notice thereof from Company to Seller or Seller’s Parent, as applicable, specifying such breach or default and until such scheduled date of the Closing, then, time being of the essence, Company may, as Company’s sole remedy hereunder, by delivering written notice to Seller, (a) terminate this Agreement and the Ancillary Documents (except for those obligations that expressly survive such termination) and declare them null and void (except for those obligations that expressly survive such termination), in which case Seller agrees that, except to the extent otherwise agreed by Company, Other Member shall thereafter automatically be granted the Section 8 Rights, (b) exercise its rights under Section 10.06 or (c) waive its rights under clauses (a) and (b) and consummate the transactions contemplated by this Agreement in the same manner as if there had been no breach or default without any reduction in the Purchase Price and without any further claim against Seller or Seller’s Parent with respect to such breach or default.
Section 9.02    Seller’s Remedies for Defaults of Company. If, at any time before the Closing, Company breaches any of its representations and warranties set forth in Article VI, or defaults on any of its obligations hereunder in any material respect, and such breach or default continues for a period of time equal to (i) ten (10) Business Days after written notice thereof from Seller to Company specifying such breach or default, or (ii) if the Closing is scheduled to occur before the expiration of such ten (10)-day period, the period of time after written notice thereof from Seller to Company specifying such breach or default and until such scheduled date of the Closing, then, time being of the essence, Seller may, as its sole remedy hereunder, by delivering written notice to Company, (a) terminate this Agreement and the Ancillary Documents (except for those obligations that expressly survive such termination) and declare them null and void (except for those obligations that expressly survive such termination), (b) exercise its rights under Section 10.06 or (c) waive its rights under clauses (a) and (b) and consummate the transactions contemplated by this Agreement in the same manner as if there had been no breach or default without any reduction in the Purchase Price and without any further claim against Company with respect to such breach or default.
Section 9.03    Termination.
(a)    In addition to the rights of termination set forth in Section 9.01 and Section 9.02, this Agreement and the Ancillary Documents may be terminated (except for those obligations that expressly survive such termination) at any time before the Closing as follows:
(i)    by the mutual written consent of Seller and Company;
(ii)    by (A) Company, at any time and for any reason, at its sole discretion, by written notice to Seller or (B) by Seller, by written notice to Company, in the event the Company has not cured a breach of its obligation to use its commercially reasonable efforts to satisfy the closing conditions set forth in Section 8.03 following written notice by Seller to the Company delivered fifteen (15) days prior to such termination and provided that Seller is not then in material breach of any of its obligations hereunder or under the Side Agreement, provided that, pursuant to the Side Agreement, Seller, Company and Other Member have agreed and consented that, upon receipt of a termination notice pursuant to this Section 9.03(a)(ii), the rights of Other Member to (x) be allocated a Penalty Payment (as defined in the Letter of Understanding) out of Seller’s distributable share of the OM Member Distributable Income (as defined in the Letter of Understanding) under section 7 of the Letter of Understanding and (y) have the Operating Income adjusted in case of a failure of Seller’s Parent or another OM Group Entity (as defined in the Letter of Understanding) to commit capital under section 5 of the Letter of Understanding shall automatically terminate with effect from and after the date of such termination;
(iii)    by Seller, by written notice to Company, or by Company, by written notice to Seller, if the Closing shall not have occurred on or prior to the Outside Date or such later date as may be mutually agreed to by Seller and Company, provided that neither Seller nor Company shall be entitled to terminate this Agreement pursuant to this Section 9.03(a)(iii) in the event that such Party knowingly or willfully breached or breaches this Agreement and such breach prevents the consummation of the transactions contemplated hereby;

(iv)    by Company, by written notice to Seller, if satisfaction of any condition in Section 8.01 and Section 8.02 is or becomes impossible prior to the Outside Date and Company has not waived such condition on or before such date, provided that Company shall not be entitled to terminate this Agreement pursuant to this Section 9.03(a)(iv) in the event that Company knowingly or willfully breached or breaches this Agreement and such breach prevents the consummation of the transactions contemplated hereby; and
(v)    by Seller, by written notice to Company, if satisfaction of any condition in Section 8.01 and Section 8.03 is or becomes impossible prior to the Outside Date and Seller has not waived such condition on or before such date, provided that Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.03(a)(v) in the event that Seller knowingly or willfully breached or breaches this Agreement and such breach prevents the consummation of the transactions contemplated hereby.
Section 9.04    Effect of Termination. If this Agreement is terminated, all obligations of the Parties hereunder shall terminate, except that the obligations of the Parties in this Article IX and Article X shall survive. For the avoidance of doubt, if this Agreement is terminated (i) by Company after the Debt Financing Documentation Date but prior to Closing or (ii) by Seller, then in any such case the waivers in Section 7.01(b) and Section 7.01(c) shall be automatically revoked and Seller shall automatically succeed to all of the Section 8 Rights (and, therefore, Other Member shall no longer have such rights).
Article X.
MISCELLANEOUS
Section 10.01    Notice. Any notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be given to the Parties at their respective addresses set forth below or at such other address as any Party may hereafter designate in a notice duly given to the other Parties in accordance with this Section 10.01. Such notices, demands or other communications may be delivered by hand, overnight courier, U.S. certified mail or email, provided that email notices are also promptly delivered by hand, overnight courier or U.S. certified mail. Any such notice, demand or other communication shall be deemed to have been given on the date received or refused (or, if received on a day that is not a Business Day or after normal business hours in the location delivered, the following Business Day).
(a)    If to Seller or Seller’s Parent, to:
OMAM Inc.
200 Clarendon St, 53rd Floor
Boston, Massachusetts 02116
Attention:    Stephen Belgrad
Email:        sbelgrad@omam.com
with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention:    Jim Collins, Esq.
Email:        jim.collins@morganlewis.com

(b)	If to Company, to:
Heitman LLC
191 North Wacker Drive, Suite 2500
Chicago, Illinois 60606
Attention:    Anthony Stamato
Email:        Anthony.Stamato@heitman.com
with a copy to:
KE I LLC
c/o Heitman LLC
191 North Wacker Drive, Suite 2500
Chicago, Illinois 60606
Attention:    Maury Tognarelli
Email:        Maury.Tognarelli@heitman.com
and an additional copy to (which shall not constitute notice):
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention:    Brian May
Email:        bmay@mayerbrown.com
Section 10.02    Entire Agreement. This Agreement, the Side Agreement and the Ancillary Documents contain the entire understanding among the Parties with respect to the subject matter hereof and are intended to be a full integration of all prior or contemporaneous agreements, conditions or undertakings among the Parties. There are no promises, agreements, conditions, undertakings, representations or warranties, oral or written, express or implied, among the Parties with respect to the subject matter hereof other than as set forth in this Agreement, the Side Agreement and Ancillary Documents.
Section 10.03    Not Construed Against Drafter. This Agreement has been negotiated and prepared by the Parties and their respective counsel, and, should any provision of this Agreement require judicial interpretation, the Governmental Entity interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one Party.
Section 10.04    Binding Effect; Benefits; No Third-Party Beneficiaries. Except as otherwise provided herein, this Agreement shall inure to the benefit of, be binding upon and be enforced solely by the Parties and their respective successors, permitted assigns, heirs and executors. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any Person other than the Parties and their respective successors, permitted assigns, heirs or executors any rights, benefits, remedies, obligations or liabilities under or by reason of this Agreement (and, without limiting the generality of the foregoing, no such Person shall have any right to enforce any obligation of any Party or to pursue any other right or remedy hereunder or in respect hereof or at law or in equity). Notwithstanding the foregoing provisions of this Section 10.04 or anything to the contrary contained in the Company Operating Agreement or any other agreement between or among Company, Other Member and Seller or any of their respective Affiliates, Company and Seller acknowledge that Other Member shall be entitled to exercise all of the rights of Company hereunder and to enforce all of the obligations of Seller hereunder on behalf of Company, in each case as if Other Member were a party hereto.
Section 10.05    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.
Section 10.06    Remedies.
(a)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached by a Party (the “Breaching Party”). It is accordingly agreed that, subject to Section 9.01 and Section 9.02, in the event of any actual or threatened nonperformance or breach of this Agreement, each Party (the ”Non-Breaching Party”) will be entitled to specific performance, a temporary restraining order, other injunctive relief and other equitable remedies to prevent breaches of this Agreement by the Breaching Party and to enforce specifically the terms and provisions of this Agreement, as a remedy for any such nonperformance or breach. Such remedy (i) will include the right of the Non-Breaching Party to cause the Breaching Party to cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions set forth herein and (ii) shall not be deemed to be the exclusive remedy of the Non-Breaching Party for any nonperformance or breach by the Breaching Party but shall be in addition to all other remedies available at law or in equity to the Non-Breaching Party. Each of the Parties further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages and to waive any requirement for the securing or posting of any bond or other security in connection with such remedy.
(b)    The Breaching Party shall reimburse to the Non-Breaching Party, upon written request, the reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and other reasonable advisors’ fees) that the Non-Breaching Party has incurred as a result of such Breaching Party’s nonperformance or breach of this Agreement.
Section 10.07    Expenses. Except as otherwise specifically provided in this Agreement, the Parties shall each pay the costs and expenses that they have incurred in connection with the investigation, negotiation, documentation and consummation of the transactions contemplated hereby (including the fees and disbursements of their own attorneys, accountants, financial advisors, investment bankers, other advisors, consultants and employees). Notwithstanding the foregoing, Company shall pay all costs and expenses arising out of or relating to the solicitations of Consent from Clients, provided that, if the consummation of the transactions contemplated hereby is prevented by any action, failure to act or omission of any sort or type of Seller or Seller Parent (other than a termination of this Agreement by Seller in accordance with its terms), Seller shall pay all such costs and expenses.
Section 10.08    Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.
Section 10.09    Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the Party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.
Section 10.10    Severability. Any provision (or portion thereof) of this Agreement that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof (or portion thereof), and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the Parties hereby waive any provision of Law in effect that renders any provision hereof (or portion thereof) unenforceable in any respect.
Section 10.11    Jurisdiction and Venue; Waiver of Jury Trial. Any process against any Party in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any Party’s performance hereof or rights or obligations hereunder may be served personally or, to the extent permitted by Law, by certified mail at such Party’s address for receipt of notices hereunder with the same effect as though served on such Party personally. Each Party hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement or any Party’s performance hereof or rights or obligations hereunder to the jurisdiction of the federal and state courts of the State of Delaware and waives any and all objections to the jurisdiction of, or venue in, such court that such Party may have under applicable Law. Each of the Parties waives trial by jury in any suit, action or proceeding among them in any court with respect to, in connection with or arising out of this Agreement or the validity, interpretation or enforcement thereof.
Section 10.12    Construction.
(a)    The table of contents and the headings of Articles, Sections and Exhibits are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the term “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. The word “or” shall not be exclusive. Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement, and any underscored reference to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit to, this Agreement. All references in this Agreement to dollar amounts shall refer to United States currency. Except where otherwise expressly stated in this Agreement, all Consent and other similar rights of the Parties pursuant to this Agreement may be exercised by such Parties, and such Consents may be granted or denied by such Parties, in their sole discretion. Where this Agreement states that a Party “will,” “shall” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Unless otherwise specified in a particular case, the word “days” refers to calendar days. Unless otherwise specified in a particular case, if any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period will expire or such event or condition will occur or be fulfilled, as the case may be, on the next succeeding Business Day.
(b)    Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement), other Contracts and organizational documents shall mean such agreements, instruments and documents as the same may be amended and/or modified from time to time in accordance with the terms thereof and including the exhibits and schedules thereto and (ii) references to any Law shall refer to such Law as in effect, as amended, at the relevant time and include all provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 10.13    Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission of portable document format (PDF) files) in one or more counterparts, and by the Parties in separate counterparts, each of which shall be deemed to be an original and shall be binding upon the Party that executed the same, but all of such counterparts together shall constitute one and the same agreement.
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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above.
SELLER

OMAM (HFL) INC.,
a Delaware corporation

By: /s/ Stephen Belgrad
Name: Stephen Belgrad
Title: Authorized Person

SELLER’S PARENT

OMAM INC.,
a Delaware corporation, for the limited purposes set forth herein

By: /s/ James J. Ritchie
Name: James J. Ritchie
Title: CEO

COMPANY

HEITMAN LLC,
a Delaware limited liability company

By: /s/ Maury Tognarelli
Name: Maury Tognarelli
Title: President and CEO

SCHEDULE 7.06
SELLER OM EQUITY SUBSIDIARIES
-    HERIP A Investor, L.P.
-    HERIP B Investor, L.P.
-    HDP LLC
-    Heitman Real Estate Debt Partners, LLC
-    Heitman European Partners IV FCP.FIS
-    CEPS 4-A LLC
-    HVP III, LLC
-    Heitman Value Partners III, LLC
-    HVP II, LLC
-    Heitman Value Partners II, LLC
-    HOM-MH LLC
-    Mountain Halla, LLC
-    CEPS 2 LLC
-    CEPS 3 LLC

EXHIBIT A
ASSIGNMENT AND ASSUMPTION OF INTEREST AGREEMENT ASSIGNMENT AND ASSUMPTION OF INTEREST AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION OF INTEREST AGREEMENT (this ”Assignment”) is dated as of [●], 2017, by and between OMAM (HFL) INC., a Delaware corporation (“Assignor”), and HEITMAN LLC, a Delaware limited liability company (“Assignee”). Certain capitalized terms used herein are defined in the Redemption Agreement (as defined below).
RECITALS
WHEREAS, Assignor and Assignee entered into that certain Redemption Agreement (the “Redemption Agreement”), dated as of November 17, 2017, whereby, among other things, Assignor agreed to sell, transfer, convey, assign and deliver to Assignee, and Assignee agreed to repurchase, redeem and accept from Seller, Seller’s Company Interest.
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, Assignor and Assignee agree as follows:
1.    Assignment and Assumption of Interest. Assignor hereby sells, transfers, conveys, assigns and delivers to Assignee, and Assignee hereby repurchases, redeems and accepts from Assignor, Seller’s Company Interest. This Assignment is made without representation, warranty or indemnity except as expressly set forth in the Redemption Agreement.
2.    Withdrawal. By reason of the assignment effected pursuant to section 1 hereof, Assignor hereby fully and completely withdraws from Company as a member.
3.    Miscellaneous.
a.    The obligations of the parties hereto shall be continuing, absolute and unconditional and shall remain in full force and effect. Notwithstanding any other provision of this Assignment, this Assignment shall not amend, alter, modify or limit in any manner the rights and obligations of the parties pursuant to the Redemption Agreement; provided, further, that in the event that there are any conflicts or inconsistencies between the terms and provisions of this Assignment and the Redemption Agreement, the terms and provisions of the Redemption Agreement shall control.
b.    This Assignment shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.
c.    No term or provision of this Assignment may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.
d.    This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.
e.    This Assignment may be executed in counterparts (including by means of electronic transmission of a “.pdf” or similar file), each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts together shall constitute one and the same agreement.
4.    Interpretation.
a.    Captions, numbering and headings of sections in this Assignment are for convenience of reference only and shall not be considered in the interpretation of this Assignment.
b.    Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.
c.    This Assignment has been negotiated and prepared by the parties and their respective attorneys and, should any provision of this Assignment require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.
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IN WITNESS WHEREOF, the parties have caused this Assignment to be executed as of the date first above written.
ASSIGNOR

OMAM (HFL) INC.,
a Delaware corporation

By:
Name:
Title:

ASSIGNEE

HEITMAN LLC,
a Delaware limited liability company

By:
Name:
Title: